EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Haemonetics Corporation (the “Company”) and David Fusco, and his heirs, executors, administrators, personal representatives, agents, successors, and assigns (collectively referred to throughout this Agreement as “Executive”), agree that:

1.	Last Day of Employment. Executive's last day of employment with the

Company was November 8, 2016 (“Separation Date”). Executive acknowledges that the Company has paid or will pay Executive all accrued wages through that date, including any accrued unused vacation, and has refunded or will refund any accumulated contributions to the Company’s Employee Stock Purchase Plan for the current offering period, where applicable and appropriate as of the Separation Date, whether or not Executive signs this Agreement. Except as set forth herein or as otherwise required by law, Executive’s participation in the Company’s 401(k) plan and other employee benefits programs will cease as of the Separation Date.

2.	Consideration. If Executive signs this Agreement no later than December 1,

2016 and does not revoke it, the Company agrees to:

a.pay Executive as severance pay $185,850, an amount equal to six (6) months of Executive’s annual base compensation (“Severance Pay”), subject to the terms and conditions hereof, including but not limited to Section 14. The Company will withhold from this Severance Pay taxes and other authorized deductions, including advances or other amounts due to the Company from Executive. The Company will pay the Severance Pay over a six (6) month period in approximately equal bi-weekly installments in accordance with the Company’s regular payroll practices. The first installment shall be made as part of the Company’s next regular payroll cycle that is eight (8) days after the Company has received from Executive a copy of this Agreement signed by Executive, provided Executive has not revoked this Agreement within the time allowed to revoke set forth below;

b.if Executive elects continuing group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), continue its present level of contribution to the payment of Executive’s medical and dental insurance premiums (the “Benefits Continuation”) through the earlier of (1) April 30, 2017, (2) Executive’s acceptance of employment with another individual or entity, or (3) Executive’s becoming eligible for medical benefits under any plan covering a member of his immediate family. Executive agrees that in the event that either (2) or (3) occurs prior to April 30, 2017, he will immediately so notify the Company; and
c.not contest any application for unemployment compensation benefits that the Executive may make, provided that nothing in this Section 2c. shall be construed to constrain the Company from responding truthfully to any court or government agency inquiries.

3.	No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the compensation and benefits set forth in Section 2 herein (the “Severance Benefits”), except for Executive’s execution of this Agreement and the fulfillment of the promises contained herein. Executive acknowledges that the Severance Benefits are valid and adequate consideration for the Executive’s commitments in this Agreement.

4.	Equity Treatment. Exhibit A to this Agreement sets forth all stock options with respect to shares of the Company’s common stock held by the Executive that are outstanding and the portion thereof vested as of the Separation Date (such vested portion being the “Vested Awards”). Other than the Vested Awards, all Company equity awards granted to the Executive prior to the Separation Date shall lapse and be forfeited as of the Separation Date. Neither the Company nor any of its subsidiaries shall have any obligation to issue to the Executive any additional equity awards or any additional shares of common stock of the Company or any subsidiary. For the avoidance of doubt, (a) any Company common stock resulting from the Executive’s vested equity awards that were settled prior to the Separation Date (including any shares held under the Executive’s brokerage account with Fidelity Stock Plan Services) shall not be affected by this Section 4, (b) the Executive’s termination of employment does not constitute a “qualifying retirement” for purposes of any agreement, plan or arrangement with the Company, including but not limited to stock options, restricted stock units, market stock units or performance share unit awards previously granted to the Executive, and (c) any Vested Awards that are stock option awards shall remain exercisable by the Executive as specified in the Company’s 2005 Long Term Incentive Compensation Plan and the applicable option agreement.

5.	General Release, Claims Not Released and Related Provisions.
a.General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, officers, directors, attorneys and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of Executive’s execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (as modified below in Section 5b. and Section 6 with respect to the Company’s 401(k) plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	The Massachusetts Plant Closing Laws, M.G.L. c. 151A, § 71A, as amended;

▪	The Massachusetts Fair Employment Practices Act, M.G.L c. 151B, as amended;

•	The Massachusetts Occupational Safety and Health Laws;

▪	The Massachusetts Equal Rights Act, M.G.L. c. 93, § 102, as amended;

▪	The Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A-C, as amended;

▪	The Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, as amended;

▪	Laws relating to unpaid wages or other compensation, including but not limited to those under The Massachusetts Payment of Wages Law, M.G.L. c. 149, § 148 et seq., as amended;

▪	The Massachusetts Equal Rights for the Elderly and Disabled Law, M.G.L. c. 93,
§ 103, as amended;

▪	The Massachusetts AIDS Testing Law, M.G.L. c. 111, § 70F, as amended;

▪	The Massachusetts Civil Rights Act, M.G.L. c. 12, 11H & I, as amended;

▪	The Massachusetts Privacy Law, M.G.L. c. 214, § 1B, as amended;

▪	The Massachusetts Sexual Harassment Statute, M.G.L. c. 214, § 1C, as amended;

▪	The Massachusetts Consumer Protection Act, M.G.L. c. 93A, as amended;

▪	The Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, as amended;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.	Claims Not Released. Executive is not waiving any rights he may have to:
(a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans (including the Company’s 401(k) plan) as of the date of Executive’s execution of this Agreement, including any rights to continue group health plan coverage under COBRA; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; or (e) challenge the validity of this Agreement.
c.Governmental Agencies. Nothing in this Agreement prohibits or prevents Executive from communicating with or filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.
d.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

6.	Acknowledgments and Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim against the Company. Executive also affirms that Executive has reported all hours worked as of the date Executive signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement (except for the Severance Benefits, his COBRA rights, his accrued and vested benefits under the Company’s 401(k) plan, and his Vested Awards). Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
Executive further affirms that Executive has no known workplace injuries or occupational diseases that have not been reported to the Company in writing or adjudicated. Executive also affirms that Executive has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or common law.
Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing or potential violations of law, rule or regulation by the Company or its officers, including any allegations of corporate fraud, and that he has previously advised the Company in writing of any actual or perceived wrongdoing or potential violations of law, rule or regulation by the Company or its officers. Executive affirms that all of the Company’s decisions regarding Executive's pay and benefits through the date of Executive's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7.	Waiver of ADEA Claims. Executive agrees that by signing this Agreement,
Executive waives any claims he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Executive agrees this waiver is knowing and voluntary. Executive and the Company agree this waiver does not apply to ADEA claims or rights that might arise after Executive signs this Agreement. Executive also agrees that this Agreement advises Executive in writing that:

▪	Executive should consult with an attorney before signing this Agreement;

▪	Executive has up to 21 calendar days to consider whether to sign this Agreement, starting from the date Executive receives this Agreement;

▪	Executive has 7 days after signing this Agreement to revoke it;

▪	If Executive revokes or breaches this Agreement, Executive will not receive the Severance Benefits; and

▪	This Agreement does not prevent Executive from later challenging the validity of the Agreement or from filing a charge with any government agency.

8.	Professional Transition. The Executive agrees to cooperate with and assist the
Company in a responsible, positive and professional manner with respect to the transition of his employment duties and responsibilities. The Executive acknowledges that the Company’s obligations under this Agreement are expressly contingent on such cooperation and assistance, and on the Executive dealing with any issues relating to his employment with or separation from the Company in a similarly responsible, positive and professional manner. In this regard, the Executive further agrees not to return to the Company’s offices, or to communicate with Company employees, investors, lenders, customers, or other third parties concerning the Company or his employment with or separation from the Company, without the prior written approval of the CEO; provided that the Executive may state that he resigned from the Company in order to pursue other opportunities in the course of any communications that he did not initiate.

9.	Compliance with Non-Competition Agreement; Confidential Information.
a.The Executive agrees that the terms of the Proprietary Information and Non-Competition Agreement which he and the Company entered into on or about July 7, 2015 (the “Non-Competition Agreement”) are incorporated herein by reference and shall remain in full force and effect following the execution of this Agreement. Executive further reaffirms and agrees that he has at all times complied with and will continue to comply with all terms in the Non-Competition Agreement, including but not limited to the provisions regarding confidential information, return and non-use of Company documents, and the restrictions on competition and solicitation.

b.The Executive agrees that he will not at any time, directly or indirectly, use, disclose or divulge any Confidential Information (as hereinafter defined), except as requested in writing by the Company, and except to the extent required by law, subpoena or court order (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all

Proprietary Information (as defined in the Non-Competition Agreement), as well as all sensitive or confidential information learned by Executive during or in the course of his employment with the Company regarding Company employees, practices, business or other affairs; provided, that
Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

c.The Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession that contain or relate to Confidential Information and all other Company documents and property.

d.This Section shall not prohibit the Executive from engaging in the activities permitted under Section 5c. above.

10.	Restrictive Covenants. The Executive acknowledges that (i) the services performed by the Executive while employed by the Company were of a special, unique, unusual, extraordinary, and intellectual character, (ii) the provisions of this Section 10 are reasonable and necessary to protect the Company’s business, goodwill and Confidential Information; and (iii) the provisions of this Section 10 shall be in addition to, and not in lieu of, the provisions in the Executive’s Non-Competition Agreement. The Executive therefore agrees that for a period of one year after the Separation Date:

a.the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, investor, lender or other owner or participant in any business entity, engage in or assist any other person or entity to engage in any activity that is in the field of manufacturing or developing blood processing equipment or disposables, or developing information technology for application in the blood collection or blood processing fields, anywhere in the United States or anywhere else in the world where the Company does business or planned to do business during the Executive’s employment;

b.the Executive will not, directly or indirectly, (i) solicit, divert or take away,

or attempt to solicit, divert or take away, the business or relationship of the Company with any of its customers, clients, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or attorneys or any other person or entity with whom the Company does business (collectively, “Business Partners”), or (ii) otherwise interfere with the Company’s business relationship with any of its Business Partners;

c.the Executive will not, directly or indirectly, solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of or consultant to the Company, other than any person who ceased to be employed or engaged by the Company for a period of at least twelve (12) months; and

d.During the one year period following the Separation Date, Executive will give notice to the Company of each new business activity Executive plans to undertake, at least (10) business days after beginning any such activity. The notice shall state the name and address of the person, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the nature of Executive’s business relationship or position with the Entity. Executive further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with his obligations under this Agreement. Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement or any other agreement or understanding with the Company; and
e.the Executive will not, directly or indirectly, assist any person or entity in performing any activity prohibited by Sections 10a., 10b., or 10c.

11.	Non-Disparagement. At all times on and after the Separation Date, the
Executive will not, directly or indirectly, make any disparaging statements, written or oral, nor take any actions or engage in any conduct that is harmful to or could reasonably be expected to have an adverse effect on the Company, its Board of Directors or any of its employees or any of its stockholders, investors, lenders, affiliates, managers, members, partners, agents, attorneys or representatives. This Section shall not prohibit the Executive from engaging in the activities permitted under Section 5c. above.

12.	Litigation Cooperation. The Executive agrees to cooperate fully with the
Company in the defense or prosecution of any claims, regulatory proceedings or action which already have been brought or which may be brought in the future against or on behalf of the Company or any of its directors, officers, employees, or agents which relate to events or occurrences that transpired during his employment with the Company. The Executive’s full cooperation in connection with such claims or actions shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated in good faith by the Company. The Executive agrees that he will not voluntarily disclose any information to any person or party that is adverse to the Company and he will maintain the confidences and privileges of the Company.

13.	Return of Property. Executive affirms that Executive has returned all of the
Company’s property, documents, or any Confidential Information in Executive’s possession or control. Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at Company’s premises and that the Company is not in possession of any of Executive’s property.

14.	Effect of Breach. The Executive recognizes and agrees that the Severance
Benefits are being provided in consideration for the Executive’s full and complete compliance with covenants and provisions of this Agreement. Accordingly, the Executive agrees that if he violates this Agreement, including but not limited to Sections 8 through 13, the Company may, in addition to its right to seek equitable relief, (i) immediately terminate payment of further Severance Benefits owed to Executive hereunder, and (ii) recover the full value of any previously paid or provided Severance Benefits. Executive acknowledges that a breach of any of the covenants continued in Sections 8 through 13 of this Agreement could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or preliminary injunction and a permanent injunction restraining Executive from engaging in any activities prohibited by Sections 8 through 13 herein or such other equitable relief as may be required to enforce specifically any covenants of Sections 8 through 13. In the event of such a breach, the Company shall be entitled to recover from Executive all reasonable attorneys’ fees and costs incurred by it in connection with such breach. Any event of a breach by the Executive will not affect the release set forth in Section 5 above or the Executive’s continuing obligations under this Agreement.

15.	Tax Withholding; Section 409A.
a.All payments made by the Company to Executive or the Executive’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
b.The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”). Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code. Each payment or installment under this Agreement is intended to be a separate payment for purposes of Section 409A.

16.	Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17.	Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

18.	Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

19.	Entire Agreement. This Agreement and General Release (including its Exhibits)
is the entire agreement between Executive and the Company regarding his termination of employment with the Company, and, with the exception of the Non-Competition Agreement, which remains in full force and effect, supersedes and replaces any other agreements, including the Executive Severance Agreement effective January 13, 2016, the Employment Agreement effective as of March 1, 2016 and the Change-in-Control Agreement dated October 2, 2015. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

20.	Assignment. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s executors, administrators, legal representatives, personal representatives and assigns and the Company and its successors and assigns.

21.	Agreement is Authorized. The Company affirms that this Agreement has been duly authorized by all necessary parties.

22.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
EXECUTIVE IS ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE IN WHICH YOU WAIVE IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE AGE

DISCRIMINATION IN EMPLOYMENT ACT OF 1967. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE CONCERNING THE RIGHTS BEING WAIVED AS WELL AS ALL OTHER TERMS OF THIS AGREEMENT AND GENERAL RELEASE.
THE SIGNED AGREEMENT MUST BE RETURNED TO: SANDRA JESSE, EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER, HAEMONETICS, CORP., 400 WOOD ROAD, BRAINTREE MA, 02184
EXECUTIVE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO SANDRA JESSE, EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER, AT HAEMONETICS CORP., 400 WOOD ROAD, BRAINTREE, MA, IF MAILED IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EXECUTIVE VOLUNTARILY, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, INCLUDING ADEA CLAIMS, EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY AND ANY RELATED PERSONS OR ENTITIES.

[Signature page follows]

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

David Fusco	Haemonetics Corporation

/s/ David Fusco	/s/ Mary Jane Williams
By: Mary Jane Williams
Title: Vice President, Global Total Rewards

Date: November 15, 2016	Date: November 15, 2016

Exhibit A

Grant Date	Award Type	Exercise Price per Share	Total Number of Shares Subject to Award	Number of Shares Vested
7/21/15	Stock Option	$39.19	27,404	6,851
10/20/15	Stock Option	$31.97	12,030	3,007